Exhibit 99.1
Contacts: Paul Arling (UEI) 714.918.9500
Becky Herrick (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

- Increases Net Sales 13% and Operating Income 38% Compared to the First Quarter of 2013 -
SANTA ANA, CA – May 1, 2014 – Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the three months ended March 31, 2014.
“Our first quarter results reflect the continued strong performance across all areas of our business,” stated Paul Arling, UEI's Chairman and CEO. “Many of the innovations we developed and patented over the last decade provide us with multiple applications for the advanced technologies of today and tomorrow. UEI QuickSet™ is deployed in over 70 million devices around the world, and our Control Plus technology is being rolled out by a major player in the home entertainment space later this year. We were recently selected by Samsung to deliver the control intelligence that powers its WatchON application in Samsung’s Galaxy S® 5 smartphone. In addition, UEI’s technology is pre-installed into Samsung’s Gear 2, and Gear 2 Neo smartwatches. Wearables are a growing segment within consumer electronics devices, and the smartwatch market in particular is expected to grow at a compound annual growth rate of over 70%, from 15 million units in 2014 to nearly 400 million units by 2020, according to Next Market Insights. These are just a few examples of how UEI is expanding into new applications. As increasingly intelligent devices hit the market, UEI’s advanced control technologies position us squarely in the middle of emerging trends in the connected home.”
Adjusted Pro Forma Financial Results for the Three Months Ended March 31: 2014 Compared to 2013

•	Net sales were $129.8 million, compared to $114.7 million.

•	Business Category revenue was $118.4 million, compared to $104.6 million. The Business Category contributed 91.2% of total net sales in both periods.

•	Consumer Category revenue was $11.4 million, compared to $10.1 million. The Consumer Category contributed 8.8% of total net sales in both periods.

•	Gross margins were 28.3%, compared to 28.6%.

•	Operating expenses were $28.0 million, compared to $26.5 million.

•	Operating income was $8.8 million, compared to $6.4 million.

•	Net income was $6.4 million, or $0.40 per diluted share, compared to $4.8 million, or $0.32 per diluted share.

•	At March 31, 2014, cash and cash equivalents was $90.4 million.
Bryan Hackworth, UEI’s CFO, stated: “We have generated a significant amount of cash during the past 12 months as our cash balance has increased to $90.4 million at March 31, 2014 compared to $28.7 million a year prior. We continue to evaluate the potential uses of our cash including internal investments as well as mergers and acquisitions. However, at this time we believe repurchasing our shares is the best alternative given our bright future and our recent trading price. As a result, our Board of Directors has authorized us to purchase up to one million shares. Purchases may be made in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions.”
Financial Outlook
For the second quarter of 2014, the company expects net sales to range between $141 million and $149 million, compared to $136.1 million in the second quarter of 2013. Adjusted pro forma earnings per diluted share for the second quarter of 2014 are expected to range from $0.56 to $0.66, compared to adjusted pro forma earnings per diluted share of $0.53 in the second quarter of 2013, which has been adjusted to reflect the exclusion of stock-based compensation expense.

Conference Call Information
UEI’s management team will hold a conference call today, Thursday, May 1, 2014 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its first quarter 2014 earnings results, review recent activity and answer questions. To access the call in the U.S. please dial 877-843-0414 and for international calls dial 315-625-3071 approximately 10 minutes prior to the start of the conference. The conference ID is 28618053. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 855-859-2056 and internationally, 404-537-3406. Enter access code 28618053.
Use of Non-GAAP Financial Metrics
Non-GAAP gross margins, Non-GAAP operating expenses, and Non-GAAP net income and earnings per share are supplemental measures of the company's performance that are not required by, and are not presented in accordance with GAAP. The non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. Non-GAAP gross profit is defined as gross profit excluding depreciation expense related to the increase in fixed assets from cost to fair market value resulting from acquisitions. Non-GAAP operating expenses are defined as operating expenses excluding amortization of intangibles acquired, employee related restructuring costs and stock-based compensation expense. Non-GAAP net income is defined as net income from operations excluding the aforementioned items and the related tax effects. A reconciliation of non-GAAP financial results to GAAP results is included at the end of this press release.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company's broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. For additional information, visit our website at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the benefits anticipated by the company due to the continued strength across its entire business; the continued innovation of products and advanced technologies, such as the company’s QuickSet™ and Control Plus technologies, that will attract new customers in existing and new markets; the continued expansion of the company's technologies into smart devices (such as smartphones, tablets, smart TVs, IPTV devices, game consoles, smartwatches and over-the-top-services), including the benefits anticipated by management due to Samsung selecting the company to embed its technology into the Samsung WatchON application found in Samsung’s Galaxy S® 5 smartphone, and the Gear 2 and Gear 2 Neo; the successes anticipated by management from the growth expected in consumer electronics, particularly in the Wearables segment; and the other factors described in the company's filings with the U.S. Securities and Exchange Commission. The actual results the company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

– Tables Follow –

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$90,400	$76,174
Accounts receivable, net	84,762	95,408
Inventories, net	90,172	96,309
Prepaid expenses and other current assets	4,491	4,395
Income tax receivable	201	13
Deferred income taxes	6,157	6,167
Total current assets	276,183	278,466
Property, plant, and equipment, net	73,516	75,570
Goodwill	30,992	31,000
Intangible assets, net	26,136	26,963
Deferred income taxes	5,423	6,455
Other assets	5,162	5,279
Total assets	$417,412	$423,733
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,257	$58,498
Line of credit	—	—
Accrued compensation	33,834	38,317
Accrued sales discounts, rebates and royalties	6,255	8,539
Accrued income taxes	704	3,032
Deferred income taxes	302	303
Other accrued expenses	10,388	11,229
Total current liabilities	105,740	119,918
Long-term liabilities:
Deferred income taxes	9,985	9,887
Income tax payable	607	606
Other long-term liabilities	2,025	2,052
Total liabilities	118,357	132,463
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 22,550,142 and 22,344,121 shares issued on March 31, 2014 and December 31, 2013, respectively	226	223
Paid-in capital	205,434	199,513
Accumulated other comprehensive income (loss)	871	2,982
Retained earnings	197,805	193,532
	404,336	396,250
Less cost of common stock in treasury, 6,643,109 and 6,639,497 shares on March 31, 2014 and December 31, 2013, respectively	(105,281)	(104,980)
Total stockholders’ equity	299,055	291,270
Total liabilities and stockholders’ equity	$417,412	$423,733

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$129,845	$114,722
Cost of sales	93,299	82,173
Gross profit	36,546	32,549
Research and development expenses	4,277	4,241
Selling, general and administrative expenses	26,279	24,413
Operating income	5,990	3,895
Interest income (expense), net	(16)	9
Other income (expense), net	(349)	(550)
Income before provision for income taxes	5,625	3,354
Provision for income taxes	1,352	408
Net income	$4,273	$2,946
Earnings per share:
Basic	$0.27	$0.20
Diluted	$0.26	$0.19
Shares used in computing earnings per share:
Basic	15,787	14,965
Diluted	16,163	15,225

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash provided by (used for) operating activities:
Net income	$4,273	$2,946
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	4,260	4,374
Provision for doubtful accounts	61	24
Provision for inventory write-downs	596	573
Deferred income taxes	948	(954)
Tax benefit from exercise of stock options and vested restricted stock	731	2
Excess tax benefit from stock-based compensation	(723)	(37)
Shares issued for employee benefit plan	347	255
Stock-based compensation	1,678	1,261
Changes in operating assets and liabilities:
Accounts receivable	9,967	1,669
Inventories	4,756	(6,066)
Prepaid expenses and other assets	(15)	(268)
Accounts payable and accrued expenses	(10,489)	(14,345)
Accrued income and other taxes	(2,484)	(731)
Net cash provided by (used for) operating activities	13,906	(11,297)
Cash used for investing activities:
Acquisition of property, plant, and equipment	(2,396)	(3,058)
Acquisition of intangible assets	(204)	(291)
Net cash used for investing activities	(2,600)	(3,349)
Cash provided by (used for) financing activities:
Issuance of debt	—	13,500
Payment of debt	—	(13,500)
Proceeds from stock options exercised	3,272	593
Treasury stock purchased	(405)	(1,558)
Excess tax benefit from stock-based compensation	723	37
Net cash provided by (used for) financing activities	3,590	(928)
Effect of exchange rate changes on cash	(670)	(295)
Net increase (decrease) in cash and cash equivalents	14,226	(15,869)
Cash and cash equivalents at beginning of year	76,174	44,593
Cash and cash equivalents at end of period	$90,400	$28,724

Supplemental Cash Flow Information:
Income taxes paid	$1,601	$1,682
Interest payments	$—	$22

UNIVERSAL ELECTRONICS INC.
RECONCILIATION OF ADJUSTED PRO FORMA FINANCIAL RESULTS
(In thousands, except share-related data)
(Unaudited)

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	GAAP	Adjustments	Adjusted Pro Forma	GAAP	Adjustments	Adjusted Pro Forma
Net sales	$129,845	$—	$129,845	$114,722	$—	$114,722
Cost of sales (1)	93,299	(235)	93,064	82,173	(277)	81,896
Gross profit	36,546	235	36,781	32,549	277	32,826
Research and development expenses	4,277	—	4,277	4,241	—	4,241
Selling, general and administrative expenses (2)	26,279	(2,562)	23,717	24,413	(2,182)	22,231
Operating income	5,990	2,797	8,787	3,895	2,459	6,354
Interest income (expense), net	(16)	—	(16)	9	—	9
Other income (expense), net	(349)	—	(349)	(550)	—	(550)
Income before provision for income taxes	5,625	2,797	8,422	3,354	2,459	5,813
Provision for income taxes (3)	1,352	676	2,028	408	571	979
Net income	$4,273	$2,121	$6,394	$2,946	$1,888	$4,834
Earnings per share diluted	$0.26	$0.13	$0.40	$0.19	$0.12	$0.32

(1)
To reflect depreciation expense of $0.2 million and $0.3 million for the three months ended March 31, 2014 and 2013, respectively, related to the mark-up in fixed assets from cost to fair value as a result of acquisitions.

(2)
To reflect amortization expense of $0.7 million for each of the three months ended March 31, 2014 and 2013 related to intangible assets acquired as part of acquisitions. In addition, to reflect stock-based compensation expense of $1.7 million and $1.3 million for the three months ended March 31, 2014 and 2013, respectively. Also, to reflect other employee related restructuring costs of $0.1 million and $0.2 million for the three months ended March 31, 2014 and 2013, respectively.

(3)	To reflect the tax effect of the adjustments.